Exhibit 99

Dillard’s, Inc. Reports August Sales Results

LITTLE ROCK, Ark.--(BUSINESS WIRE)--Dillard’s, Inc. (NYSE: DDS) (“Dillard’s” or the “Company”) announced today that sales for the four weeks ended August 30, 2008 were $500,776,000 compared to sales for the four weeks ended September 1, 2007 of $537,038,000. Sales decreased 7% on both a total and comparable store basis.

Management notes that operations in 24 of its Gulf-area stores were disrupted beginning on or around Wednesday, August 27th, as Gulf-area residents anticipated the arrival of Hurricane Gustav. Dillard’s closed 13 of these stores more directly in Gustav’s path beginning on Saturday, August 30th. Damage to stores as a result of Gustav was minimal and 8 of the 13 stores have now reopened. Management expects disruption of operations to continue in the near-term in its Gulf-area stores as a result of Hurricane Gustav.

Sales for the 30 weeks ended August 30, 2008 were $3,787,688,000 compared to sales for the 30 weeks ended September 1, 2007 of $3,949,148,000. Sales decreased 4% in total stores. Sales in comparable stores decreased 5% for the 30-week period.

During the four weeks ended August 30, 2008, sales were slightly above the average company trend in the Central and Western regions and below trend in the Eastern region. During the four weeks ended August 30, 2008, sales in the juniors’ and children’s apparel category were significantly below trend.

Dillard’s, Inc. is one of the nation’s largest fashion apparel and home furnishing retailers. The Company’s stores operate with one name, Dillard’s, and span 29 states. Dillard’s stores offer a broad selection of merchandise, including products sourced and marketed under Dillard’s exclusive brand names.

CONTACT:
Dillard’s, Inc.
Julie J. Bull, 501-376-5965
Director of Investor Relations